MORTGAGEIT HOLDINGS, INC. DECLARES THIRD QUARTER 2005
COMMON STOCK DIVIDEND OF $0.48 PER SHARE

New York, N.Y., September 21, 2005 — MortgageIT Holdings, Inc. (NYSE: MHL), a residential mortgage real estate investment trust (REIT), today announced that its Board of Directors declared a cash dividend of $0.48 per common share for the third quarter of 2005. The dividend is payable on October 14, 2005, to stockholders of record as of September 30, 2005. The ex-dividend date is September 29, 2005; therefore, new stockholders interested in receiving the third quarter dividend must purchase the Company's common stock on or before September 28, 2005. The Company expects that dividend payments for the full year of 2005 will be comprised of taxable income and will not include a return of capital.

About MortgageIT Holdings, Inc.

MortgageIT Holdings, Inc. (NYSE: MHL) is a self-administered mortgage real estate investment trust ("REIT") focused on the residential lending market. The Company self-originates its investment portfolio of high quality adjustable rate mortgage ("ARM") loans through MortgageIT, Inc., its wholly owned residential mortgage banking subsidiary. MortgageIT, Inc. is a full-service residential mortgage banking company that is licensed to originate loans throughout the United States. MortgageIT Holdings is organized and conducts its operations to qualify as a REIT for federal income tax purposes. MortgageIT is organized and operates as MortgageIT Holdings' taxable REIT subsidiary. For more information, please visit http://www.mortgageitholdings.com.

Certain items in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to our ability to fund a fully-leveraged, self-originated loan portfolio, our anticipated loan funding volume and our ability to pay dividends. These statements are based on management's current expectations and beliefs and are subject to a number of trends and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. MortgageIT Holdings can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from MortgageIT Holdings' expectations include, but are not limited to, MortgageIT's continued ability to originate new loans, including loans that we deem suitable for our securitization portfolio; changes in the capital markets, including changes in interest rates and/or credit spreads; and other risks detailed in MortgageIT Holdings' Annual Report on Form 10-K that was filed with the Securities and Exchange Commission (SEC) on March 31, 2005 and from time to time in MortgageIT Holdings' other SEC reports. Such forward-looking statements speak only as of the date of this press release. MortgageIT Holdings expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company's expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

For additional information contact:

Investors
Sean McGrath
MortgageIT Holdings, Inc.
646-346-8700

Media
Ted J. Stacer
MortgageIT Holdings, Inc.
212-651-7653

Joe LoBello
Brainerd Communicators, Inc.
212-986-6667